EXHIBIT 10.4

AMENDMENT NO. 1 TO 2005 EQUITY INCENTIVE PLAN

Electro Rent Corporation, a California corporation, (the “Company”) hereby clarifies and supplements the Company’s 2005 Equity Incentive Plan (the “Plan”) as set forth below by this first amendment to the Plan (the “Amendment”). This Amendment is effective as of April , 2012 (the “Effective Date”). Capitalized terms not otherwise defined in this Amendment are given the meanings ascribed to such terms in the Plan.

RECITALS

WHEREAS, the Plan was adopted by the Company effective as of August 22, 2005 and was subsequently approved by Company shareholders;

WHEREAS, the Plan is an omnibus equity compensation plan which provides for the grant of various stock-based awards (including without limitation Performance Units) to selected employees, directors and consultants;

WHEREAS, the Plan expressly provides that (i) the Committee has the authority to interpret the Plan and adopt rules for the interpretation of the Plan and (ii) the Board has the authority to alter or amend the Plan without shareholder approval unless required by Applicable Laws; and

WHEREAS, this Amendment is not a material amendment or material modification to the Plan but rather is just a clarification of certain provisions of the Plan and accordingly neither Participant consent nor shareholder approval are necessary.

NOW, THEREFORE, the Committee and the Board each hereby agree that the Plan is interpreted and supplemented as follows with effectiveness as of the Plan’s original adoption:

1. Performance Unit Definition. In order to clarify that the defined term “Performance Unit” also is meant to include a “Stock Unit”, Plan Section 2.25 which currently reads as,

“Performance Unit” means an Award granted to an Employee pursuant to SECTION 8 having an initial value (other than the Fair Market Value of a Share) that is established by the Committee at the time of grant., shall be entirely restated to read as follows:

“Performance Unit” or “Stock Unit” means an Award granted to an Employee pursuant to SECTION 8 having an initial value (other than the Fair Market Value of a Share) that is established by the Committee at the time of grant.

2. Performance Unit Terminology. In order to clarify that the term “Performance Unit” can also be referred to as a “Stock Unit” and that such terms are interchangeable, the first sentence in Plan Section 8.1 which currently reads as,

Performance Units and Performance Shares may be granted to Employees, Consultants or Directors at any time and from time to time, as shall be determined by the Committee, in its sole discretion.,

shall be entirely restated to read as follows:

Performance Units (which can also be referred to as Stock Units) and Performance Shares may be granted to Employees, Consultants or Directors at any time and from time to time, as shall be determined by the Committee, in its sole discretion.

3. Performance Goals Terminology. In order to clarify the meaning of the terms “initial value” and “performance goals” with respect to the award of Performance Units or Stock Units, Plan Section 8.2 which currently reads as,

Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance goals must be met shall be called the “Performance Period”., shall be entirely restated to read as follows:

Value of Performance Units/Shares. Each Performance Unit (or Stock Unit) shall have an initial value that is established by the Committee at the time of grant (and such initial value shall have a value of zero if not otherwise specified in the Award Agreement). Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals (that may consist purely of time-based vesting goals in the case of Performance Unit or Stock Unit Awards) in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Stock Units/Shares that will be paid out to the Participants. The time period during which the performance goals must be met shall be called the “Performance Period”.

4. Governing Law. This Amendment shall be interpreted, construed and enforced in accordance with the laws of the State of California.

5. No Other Modification. Except as provided above in this Amendment, all terms, provisions, covenants and conditions in the Plan shall remain in full force and effect and shall not be affected by this Amendment.

IN WITNESS WHEREOF, the Company’s duly authorized officer has hereby executed this First Amendment to the Plan as of the Effective Date.

ELECTRO RENT CORPORATION

By:	/s/ Daniel Greenberg
Name:	Daniel Greenberg
Title:	Chief Executive Officer

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